Exhibit 99.1

BOSTON PRIVATE FINANCIAL HOLDINGS, INC ANNOUNCES

RESULTS FOR SECOND QUARTER

Strong Operating Growth Combined with Non-Cash Charges

Dividend Reduced in Conjunction with Capital Plan

Boston, MA, July 22, 2008 – Boston Private Financial Holdings, Inc. (NASDAQ: BPFH) (“Boston Private”) today reported a second quarter GAAP loss of $2.11 per share. The GAAP loss was driven by two non-cash charges totaling $82 million, net of tax, or $1.94 per share and by an increased provision at First Private Bank & Trust of $17.8 million, net of tax, or $0.42 per share. The non-cash charges include the previously announced non-cash compensation charge for the equity ownership restructuring of Westfield Capital, as well as the non-cash goodwill and intangible impairment charges associated with First Private. The goodwill impairment charge is the direct result of continued economic deterioration in Southern California, its negative impact on First Private’s loan portfolio, and the resulting deterioration in the value of this affiliate.

Operational highlights for the second quarter of 2008 include:

-	Total revenue 24% higher than a year ago, up 2% on a linked quarter basis
-	Loan growth of 4% and Deposit growth of 2% from the prior quarter
-	AUM/Advisory grew 5% ($2 billion) during the quarter
-	96% of the Investment Management segments’ AUM performed in the top quartile of peer investment managers for the one year performance period.

“Our financial performance, with the exception of First Private, was very strong in a number of areas despite difficult and challenging market conditions,” said Timothy L. Vaill, Chairman and CEO. “I believe we have been able to weather these challenges because of our diversification, our focus on and the performance in the wealth management sector and the hard work of our exceptional team. During the second quarter we experienced continued strength and growth in many areas of our business from our fee-based affiliates to our core Private Banking Group. The exception, as we’ve noted, has been First Private Bank. While the performance of this affiliate weighs on our overall results for the quarter, we have isolated the loan portfolio issues and are aggressively working to resolve them. Importantly, this experience helped drive us to look even more closely at overall credit standards across our banks and further scrutinize our loan portfolios across the enterprise. As a result, we have significantly improved our company-wide risk management practices, resources and procedures. We are confident that we have put the right team in place, both locally and at the corporate level to oversee and execute this process, led by our Private Banking Group CEO, James Dawson.”

Concurrent with this release of the second quarter 2008 earnings, and in conjunction with our capital plan, the Board of Directors of Boston Private Financial Holdings, Inc. voted to reduce the quarterly dividend from $0.10/share to $0.01/share effective with the next payout date of August 15, 2008. Mr. Vaill said, “By reducing our dividend at this time, we will significantly increase our internal generation of equity capital which, together with our external capital raising plan, will create a level of capital strength prudent in this kind of challenging economic environment. Over time, as and when conditions improve, we will re-evaluate our dividend rate and when appropriate, hope to return our dividend payout ratio to a level more in line with our historical practices.”

Financial Highlights

•	Total revenues for the second quarter 2008 were up 24% to $120.0 million, compared to revenues of $96.6 million a year ago. On a linked quarter basis, revenues were up $2.6 million, or 2%.

•	Net Interest Income for the second quarter was up 17% to $51.8 million, compared to $44.2 million a year ago. On a linked quarter basis, net interest income was up $2.1 million, or 4%.

•	Wealth Advisory fees for the second quarter were up 64% to $12.7 million, compared to $7.7 million a year ago. On a linked quarter basis, Wealth Advisory fees increased $0.3 million, or 2%.

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Investment Management and Trust fees for the second quarter were up 4% to $42.3 million as compared to $40.4 million a year ago. On a linked quarter basis, Investment Management and Trust fees were up $1.9 million, or 5%.

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The Company recognized a gain of $5.1 million, net of tax, or $0.13 per share, from repurchasing $86.5 million of our 3% contingent convertible senior notes due in 2027. The funds were replaced with funding sources that had lower interest rates, which contributed to the decrease in the Company’s borrowing yields.

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Total Assets Under Management/Advisory increased 5% or $2 billion to $38 billion from consolidated and unconsolidated affiliates on a linked quarter basis, with $700 million coming from net new flows and $1.3 billion from investment performance.

Banking Segment (excluding First Private):

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Recorded $1.8 million in net charge-offs during the second quarter, which represented approximately 4 basis points of total loans as compared to $1.1 million in net charge-offs during the first quarter of 2008.

•	Non-performing loans as a percentage of total loans remained relatively flat at 71 basis points versus 70 basis points in the prior quarter.

•	The allowance for credit losses as a percentage of total loans was 1.25%, higher than the prior quarter by 8 basis points.

•	Classified loans, which include loans classified as either sub-standard, doubtful or loss, for the second quarter of 2008 were $92.5 million, up 76% from $52.5 million in the first quarter of 2008.

First Private Bank:

•	First Private recorded $21.0 million in net charge-offs during the second quarter, compared to $0.6 million in the prior quarter.

•	Non-performing assets increased $18.1 million to $69.4 million.

•	The allowance for credit losses rose to 7.5%, up 39 basis points from the prior quarter.

•	The classified loans increased to $153 million, or 5% in the second quarter of 2008 from $145 million in the first quarter of 2008.

“Our core banking business segment, excluding First Private, is performing well,” said David Kaye, CFO. “We had positive loan growth and deposit growth, and our investment portfolios are performing strongly. However, we are disappointed with the continuing deterioration and resultant charge-offs and provisions especially in Southern California. While we posted a provision expense of $31.9 million this quarter, 73% of the provision, or $23.3 million is directly attributable to First Private and 9% is directly related to strong loan growth at our other private banking affiliates. In two years, we have seen loans receivable increase from $4.0 billion to $6.0 billion, or 41%. As far as the rest of the business is concerned, we are pleased with the continuing strong performance from the fee-based businesses, which drove 50% of our revenues during the second quarter.”

Jay Cromarty, CEO of the Investment Management and Wealth Advisory Group said, “We experienced continued strong performance in the Asset Management and Wealth Advisory segments of our business in the second quarter. AUM was up 6% year over year and 7% on a linked quarter basis. Highlights of the quarter included significant net flows of approximately $700 million at Westfield and $100 million at Anchor. Dalton, Greiner experienced strong investment performance which now puts every one of their strategies ahead of its respective benchmark for the one, three, five, ten year and since inception time periods.”

Credit Commentary

As previously announced, the Company retained a leading independent loan review company to review the portfolios and credit practices in place across all five of its private banks, which is now complete. Reviews at First Private and Gibraltar Private were completed in the first quarter and reviews at the other three banks were completed in the second quarter. Management considered this independent review, among other factors, when establishing the loan loss reserves at the end of each quarter. Similar reviews by the same firm will be conducted on a regular basis at all of the Company’s banks on a going forward basis.

In addition to the independent loan review, the Company has undertaken a series of initiatives to implement enhanced credit quality, loan administration and overall risk management across the enterprise. These initiatives include naming James R. Shulman to the newly created position of Chief Credit Officer at the holding company, charged with overseeing credit across the organization and consolidating and standardizing key risk management practices including appraisal policies, loan reviews and loan loss reserve methodologies. Mr. Shulman brings over 20 years of experience working as an analyst on credit risk in both banking and investments.

Continued economic decline in Southern California impacted overall banking results. Provisions for loan losses were $31.9 million in the second quarter which reflects an increase of $12 million over the first quarter of 2008 with $23.3 million or 73% attributable to First Private. As a result of the increased provision and non-performing loans, the Company recorded an additional $13.7 million in goodwill impairment at First Private. This charge was in addition to the $20.6 million of impairment at First Private in the first quarter of 2008.

“With continuing market deterioration, we and the banking industry as a whole face a challenging near-term outlook,” said James Dawson, CEO of the Private Banking Group. “However, we were encouraged by the results of the final report from the independent loan review firm on the disposition of our loan portfolios across the Company. We’ve dedicated significant time to evaluating our credit quality and risk management practices, and I am confident that with the additional steps we’ve taken and the people we have put in place we are well positioned.”

In Closing

Mr. Vaill concluded, “With the clarity of hindsight, we are committed to further enhancing the credit culture and portfolio, and mitigating our risks in Southern California going forward. We believe that the steps we’ve taken to strengthen our credit operations positions our Company for a strong recovery within a revised credit culture. Above all, we believe our core business strategy is very sound. We are focused on serving affluent customers in key geographic regions in the United States, providing wealth management products and services to help clients and their families and their businesses gather, protect, and grow their assets. We are diversified across banking and fee-based segments and with our affiliates located near pockets of emerging affluence, they are constantly generating new opportunities.

“As I have said for many years now, we are focused on building an organization that will create value for shareholders, customers and employees both in the near term and over time. We have a quality management team that has proven it can execute and deliver results and we have some of the best employees in the business who are focused on doing all they can to meet client needs in these trying times. Although the current environment is difficult, and may remain this way for a while, the foundation of our business – serving clients with excellence – is solid. We believe we are well-positioned to maintain a steady course and I am confident in our future prospects.”

Management will hold a conference call at 8:00 a.m. Eastern time on Wednesday, July 23, 2008, to discuss its financial results in more detail. To access the call:

Dial In #: 866-383-8119

International Dial In #: 617-597-5344

Passcode: 77828245

Replay Information:

Available from 7/23/2008 to 7/30/2008

Dial In #: 888-286-8010

International Dial In #: 617-801-6888

Passcode: 21295643

The call will be simultaneously webcast and may be accessed on the Internet by linking through www.bostonprivate.com.

Boston Private Wealth Management Group

Boston Private Wealth Management Group is a national financial service organization comprised of independently operated affiliates located in key regions of the U.S. that offer private banking, wealth advisory and investment management services to the high net worth marketplace, selected businesses and institutions. The Company enters demographically attractive markets through a very selective acquisition process and then expands by way of organic growth. It employs a distinct business strategy, empowering its affiliates to run independently such that they can best serve their clients at the local level, while at the same time providing strategic oversight and access to resources, both financial and intellectual, to support management, compliance, legal, marketing, and operations. (NASDAQ: BPFH).

For more information about Boston Private, visit the Company’s web site at www.bostonprivate.com.

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CONTACT:

David Kaye

Chief Financial Officer

Boston Private Financial Holdings, Inc.

617-912-3949

dkaye@bostonprivate.com

Catharine Sheehan

Senior Vice President, Corporate Communications

Boston Private Financial Holdings, Inc.

(617) 912-3767

csheehan@bostonprivate.com

John Hartz

Sloane & Company

212-446-1872

jhartz@sloanepr.com

Statements in this press release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties. These statements include, among others, statements regarding our strategy, evaluations of future interest rate trends and liquidity, prospects for growth in assets, and prospects for overall results over the long term. You should not place undue reliance on our forward-looking statements. You should exercise caution in interpreting and relying on forward-looking statements because they are subject to significant risks, uncertainties and other factors which are, in some cases, beyond Boston Private’s control. Forward-looking statements are based on the current assumptions and beliefs of management and are only expectations of future results. Boston Private’s actual results could differ materially from those projected in the forward-looking statements as a result of, among other factors, adverse conditions in the capital and debt markets and the impact of such conditions on Boston Private’s private banking and asset investment advisory activities, changes in interest rates, competitive pressures from other financial institutions, a deterioration in general economic conditions on a national basis or in the local markets in which Boston Private operates, including changes which adversely affect borrowers’ ability to service and repay our loans, changes in loan defaults and charge-off rates, adequacy of loan loss reserves, reduction in deposit levels necessitating increased borrowing to fund loans and investments, the passing of adverse government regulation, the risk that goodwill and intangibles recorded in Boston Private’s financial statements will become impaired, and risks related to the identification and implementation of acquisitions, as well as the other risks and uncertainties detailed in Boston Private’s Annual Report on Form 10-K and other filings submitted to the Securities and Exchange Commission. Boston Private does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.